Exhibit 99.1

Appendix A

Mattersight Corporation 2006/2007 Salary

Replacement Program

(as Amended and Restated as of May 9, 2013)

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1.	Program Objectives

The purpose of the Mattersight Corporation 2006/2007 Salary Replacement Program (as amended and restated as of May 9, 2013, the “Program”) is to (1) generate short-term cash savings, (2) motivate the creation of shareholder value, and (3) encourage an ownership culture. In order to achieve this purpose, Participants (as defined below) are granted Mattersight Corporation (“Mattersight”) common stock in place of a certain portion of their salary.

2.	Program History

On November 8, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of Mattersight Corporation adopted the 2006/2007 Salary Replacement Program to be effective December 1, 2006 through the end of 2007. On October 12, 2007, the Committee approved the modification and extension of the Program, with a new effective period from November 1, 2007 until December 31, 2008, subject to amendment or termination by Mattersight as provided for herein. On February 13, 2008, the Committee approved further modifications in respect of eligibility criteria and the Salary Adjustment and Stock Grant Percentages applicable to Participants at the Vice President level and above. In the case of changes made to the Salary Adjustment and Stock Grant Percentages, such modifications were authorized to be retroactively effective as of January 1, 2008. By subsequent approval of the Board of Directors, the Program was suspended as of January 2009.

3.	Current Effective Period

On May 9, 2013, the Committee approved the reinstatement of the Program to be effective from July 1, 2013 through June 30, 2014 (the “Effective Period”). The Committee’s approval also included certain modifications to the Program, including, but not limited to, Participant eligibility criteria, Salary Adjustment Percentages, and Stock Grant Percentages, as described herein.

4.	Eligibility

Participation is mandatory for any employee, regardless of organizational level, whose annual base salary is equal to or greater than $125,000 USD (each such employee shall be referred to herein as a “Participant”). Participation by any individual in this Program will be determined by Mattersight in its sole discretion. Mattersight reserves the right to amend the Program’s eligibility requirements to allow for additional classes of Participants on a mandatory or voluntary basis.

5.	Salary Adjustment

A Participant’s Cash Equivalent Salary (as defined below) is reduced by 25% (the “Salary Adjustment Percentage”), and remains subject to such adjustment up to and including the last day of the Effective Period.

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For purposes of the Program, a Participant’s “Cash Equivalent Salary” is considered to be the Participant’s normal base salary as of the day preceding the Effective Period (or the normal base salary provided in the Participant’s employment agreement, if the Participant first becomes employed by Mattersight during the Effective Period), prior to the application of the Salary Adjustment Percentage. A Participant’s “Cash Salary” is considered to be his or her normal base salary after the application of the Salary Adjustment Percentage. The Cash Salary will be the salary rate at which the Participant is to be paid via and in accordance with Mattersight’s regular semi-monthly payroll procedures.

A Participant’s Cash Equivalent Salary is subject to adjustment from time to time at Mattersight’s discretion. In the event that a Participant’s Cash Equivalent Salary is so adjusted, the Salary Adjustment Percentage will be applied to the new Cash Equivalent Salary in order to determine a revised Cash Salary for purposes of the Program.

6.	Quarterly Stock Grants

Subject to approval of each such grant by the Committee, grants of Mattersight common stock under the Mattersight Corporation 1999 Stock Incentive Plan (the “Plan”) will be made on a quarterly basis to active Participants on or around each of the following dates (which are subject to change): May 10, 2013; August 9, 2013; November 8, 2013; and February 7, 2014. Such shares will be granted without restriction (i. e. vest immediately) and as such may be immediately traded upon delivery to the Participant, subject to certain restrictions as discussed in Section 7 herein.

The number of shares applicable to each grant will be determined by the following formula:

Number of Shares = ((Adjustment Amount / 4) / Share Price) +2

For purposes of this calculation, “Adjustment Amount” is equal to the Participant’s Cash Equivalent Salary in effect on the date of the applicable grant multiplied by 30%. The “Share Price” is the closing sale price of Mattersight common stock as of the dates specified earlier in this Section 6. In the event that the number of shares resulting from this calculation includes fractional shares, the total number of shares to be granted will be rounded up to the next whole share, with two (2) additional whole shares added to grants made to Participants to compensate for the cost of trading shares on E*TRADE.

7.	Continued Applicability of Insider Trading Policy

Even though the shares granted under the Program vest immediately, the provisions of Mattersight’s Insider Trading Policy apply to the trading of those shares in all respects. For example, Participants may not sell the shares granted under the Program during the blackout periods set forth in the Insider Trading Policy if they are considered to be Insiders, as that term is defined in the policy. Furthermore, no Participant may, under any circumstances, trade if they possess Material Nonpublic Information, whether or not a blackout period is in effect.

Executive officers who are Participants must inform and obtain the permission of the Corporate Secretary before selling shares. Other Insiders are required to notify the Corporate Secretary of any trades completed, but are not required to pre-clear trades of stock issued under this Program. Participants who are not Insiders do not have to seek pre- or post-approval for trades.

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8.	Effect on Employee Benefits

Wherever possible and to the extent practical and allowed by law or regulation, the Participant’s Cash Equivalent Salary will be considered the salary of record for purposes of determining eligibility and benefits under the following Mattersight plans and programs as may be applicable to a particular Participant:

•	Life Insurance

•	Accident Insurance

•	Accidental Death & Dismemberment Insurance

•	Long-Term Disability

•	Short-Term Disability

•	Bonuses and Commissions

•	Severance

The specific terms and conditions for each of these benefit plans and programs will be governed by the applicable plan or program document, policy, or other controlling document.

9.	Tax Withholding

Prior to the delivery of any shares of stock in respect of any grant made to a Participant, Mattersight will withhold shares which would otherwise be delivered to a holder in satisfaction of any Federal, state, local, or other payroll taxes which may be required to be withheld in connection with the award. Mattersight will withhold whole shares having an aggregate fair market value (as such term is defined in the Plan) determined as of the date the obligation to withhold or pay taxes arises in connection with the award; provided, however, that in the case of a Participant who is subject to Section 16 of the Exchange Act, Mattersight may require that the method of satisfying such an obligation be in compliance with Section 16 and the rules and regulations there under.

10.	Employees Who Become Eligible During the Effective Period

If an employee becomes an eligible Participant during the Effective Period (e.g., as the result of a hire or an increase to his or her annual base salary), any applicable salary adjustment hereunder will be applied as of first day of the next Salary Replacement Period that immediately follows the Participant’s date of eligibility. Such newly-eligible Participant will receive his or her corresponding first stock grant under the Program at the same time as other Participants for such Salary Replacement Period.

11.	Termination of Employment

If a Participant’s employment with Mattersight is terminated for any reason, whether voluntary or involuntary, Mattersight reserves the right to require the Participant to repay any overpayment of compensation under the Program that occurs as a result of such termination (i.e., stock grants under the Program in effect represent pre-payment of

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compensation that, but for the Program, would have been paid as cash via Mattersight’s regular payroll process over the course of the quarter during which a particular grant is made). Mattersight will determine the form and timing of any such repayment in its sole discretion. To the extent necessary to recover any amount owed by the Participant to Mattersight hereunder, the Participant authorizes Mattersight to deduct any other amounts that may be due to Mattersight from any amount owed to the Participant, to the extent allowable by law and without prejudice to any other remedies Mattersight may have to recover the amount owed, in full or partial satisfaction of the Participant’s repayment obligation. In the event that the amount owed is not timely repaid, Mattersight reserves the right to take all such other action that it deems necessary to recover such amount, including legal action. If Mattersight takes such action, it will be entitled to recover from the Participant all costs, fees, and expenses incurred, including interest, collection fees, attorneys’ fees, court costs, and all other related expenses, to the extent allowable by law.

12.	Termination of Participation

A Participant’s eligibility under this Program will terminate on the earliest of the following dates:

A.	The date the Participant no longer meets the eligibility requirements of the Program;

B.	The date that the Participant’s employment at Mattersight is terminated for any reason;

C.	The date the Program is terminated; or

D.	The date that Mattersight advises the Participant that he or she is no longer a Participant for any other reason at Mattersight’s sole discretion.

13.	Amendment and Termination of Program

Mattersight reserves the absolute right at its sole discretion to amend this Program at any time and from time to time. Mattersight also reserves the right to terminate this Program at any time without liability. In the event of an amendment or termination of this Program, Participants will be notified as early as reasonably practicable.

14.	No Right to Continue Employment or as a Stockholder

Nothing in this Program will be construed as creating any right in the Participant to continued employment with Mattersight, or as altering or amending the existing terms and conditions of the Participant’s employment. Participation in the Program is not a guarantee of employment for a quarter or any other specified period of time. Either Mattersight or the Participant may terminate the Participant’s employment with Mattersight at any time, in accordance with the terms of the Participant’s employment agreement. This Program shall not confer upon any Participant any rights as a stockholder of Mattersight prior to the date on which all conditions for receipt of such rights hereunder are satisfied.

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15.	Interpretation; Governing Law

Any interpretation by Mattersight of the terms and conditions of the Program will be final. All determinations made and actions taken pursuant hereto, to the extent not otherwise governed by applicable law or regulation of the United States, will be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to the principles of conflicts of law.

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